Exhibit 12
FIRST BANCORP
COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
(In thousands, except for ratios)
(Unaudited)

	Six Months Ended June 30,				Years Ended December 31,
	2009		2008		2008		2007		2006		2005		2004
Including Interest on Deposits:
Earnings:
Income before income taxes	$65,460		17,270		35,125		34,960		30,725		32,919		30,532
Fixed charges	24,640		32,322		61,483		69,837		54,856		33,006		20,452
Total earnings	$90,100		49,592		96,608		104,797		85,581		65,925		50,984

Fixed charges:
Interest on deposits	$22,649		28,210		53,241		59,553		46,032		28,516		17,226
Interest on borrowings	1,901		3,965		7,947		9,886		8,400		4,085		2,838
Amortization of debt issuance costs	—		58		115		219		239		237		239
Interest portion of rental expense (1)	90		89		180		179		185		168		149
Total fixed charges	$24,640		32,322		61,483		69,837		54,856		33,006		20,452
Preferred dividend requirements	1,561		—		—		—		—		—		—
Total fixed charges and preferred dividends	$26,201		32,322		61,483		69,837		54,856		33,006		20,452

Ratio of earnings to fixed charges, including interest on deposits	3.66	x	1.53	x	1.57	x	1.50	x	1.56	x	2.00	x	2.49	x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	3.44	x	1.53	x	1.57	x	1.50	x	1.56	x	2.00	x	2.49	x

Excluding Interest on Deposits:
Earnings:
Income before income taxes	$65,460		17,270		35,125		34,960		30,725		32,919		30,532
Fixed charges	3,552		4,112		8,242		10,284		8,824		4,490		3,226
Total earnings	$69,012		21,382		43,367		45,244		39,549		37,409		33,758

Fixed charges:
Interest on borrowings	$1,901		3,965		7,947		9,886		8,400		4,085		2,838
Amortization of debt issuance costs	—		58		115		219		239		237		239
Interest portion of rental expense (1)	90		89		180		179		185		168		149
Total fixed charges	$1,991		4,112		8,242		10,284		8,824		4,490		3,226
Preferred dividend requirements	1,561		—		—		—		—		—		—
Total fixed charges and preferred dividends	$3,552		4,112		8,242		10,284		8,824		4,490		3,226

Ratio of earnings to fixed charges, excluding interest on deposits	34.66	x	5.20	x	5.26	x	4.40	x	4.48	x	8.33	x	10.46	x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	19.43	x	5.20	x	5.26	x	4.40	x	4.48	x	8.33	x	10.46	x

(1)	Estimated to be one-third of rental expense.